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EXHIBIT 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 27, 2006 (the "Effective Date"), by and between Ascent Solar Technologies, Inc., a Delaware corporation (the "Company"), and Janet Casteel (the "Executive").

RECITALS

        A.    The Company desires to employ and retain the unique experience, abilities, and services of the Executive as Chief Accounting Officer and Treasurer.

        B.    The Executive agrees to perform the services of Chief Accounting Officer and Treasurer for the Company in accordance with the terms and conditions of this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive agree as follows:

        1.    Term.    The term of this Agreement is for three (3) years, commencing on the Effective Date, and expiring on February 26, 2009, unless amended by agreement of the parties or terminated as set forth in Section 5.

        2.    Duties.    The Executive will devote her full business time, energies and best efforts to the promotion of the business and affairs of the Company, with responsibility to perform such duties as are specified from time to time by the Board of Directors of the Company (the "Board") and/or the chief executive officer of the Company (the "CEO").

        3.    Compensation.

            a)    Base Compensation.    In consideration of all services to be rendered by the Executive to the Company, the Company will pay to the Executive the base salary of $108,000.00 per year from the Effective Date through the termination of this Agreement and any extensions of it ("Base Salary"), payable in accordance with the Company's standard payroll practices.

            b)    Bonus Compensation.    As further compensation, the Company may pay to the Executive a bonus of up to fifteen percent (15%) of Base Salary, at such times and in such amounts as the CEO may determine in his sole discretion based on the Executive's individual performance and the Company's technical performance; however, this Agreement will not be construed to require the CEO pay any bonus to the Executive.

            c)    Vacation.    The Executive will receive four (4) weeks of paid vacation for each contract year of this Agreement, commencing on the Effective Date. Vacation will be prorated in the event of termination pursuant to Section 5. The Executive will not be entitled to carry over accrued but unused vacation from one contract year to the next.

        4.    Confidential Information.

            a)    Company Information.    Executive agrees at all times during the term of her employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information (as defined below) of the Company. For purposes of this Agreement "Confidential Information" is defined as any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

            b)    Former Employer Information.    Executive agrees that she will not, during her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that she will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

            c)    Third Party Information.    Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out her work for the Company consistent with the Company's agreement with such third party.

        5.    Termination of Employment.

            a)    Termination for Cause.    Notwithstanding any provision contained in this Agreement to the contrary, the Company may immediately terminate this Agreement for Cause (as defined below) without giving notice or compensation to the Executive. For purposes of this Agreement "Cause" includes but is not limited to the following: (i) the conviction of the Executive or a pleading of guilty or nolo contendere to any felony or misdemeanor, or any crime involving moral turpitude, (ii) a material breach by Executive of her obligations under this Agreement, which will include a failure to perform such duties as are reasonably assigned to the Executive by the Board, (iii) any act by Executive of disloyalty to the Company, or (iv) any violation of Executive's fiduciary duties to the Company.

            b)    Termination Without Cause.    Either the Company or the Executive may terminate this Agreement without Cause on giving not less than 30 days' prior written notice to the other party.

            c)    Disability.    Unless prohibited by applicable law, this Agreement may be terminated if the Executive suffers a Permanent Disability (as defined below). For purposes of this Agreement, "Permanent Disability" is defined as the Executive's inability, due to illness, accident, or other cause, to perform the majority of her usual duties for a period of three (3) months or more despite reasonable accommodation by the Company.

            d)    Death.    If the Executive dies, this Agreement will automatically terminate.

        6.    Compensation Upon Termination.

            a)    Termination for Cause.    If the Executive is terminated for Cause pursuant to Section 5(a), the Company will pay the Executive only her Base Salary accrued through the date of termination.

            b)    Termination Without Cause.    If the Executive is terminated without Cause pursuant to Section 5(b), the Company will pay the Executive her Base Salary for a period of six (6) months after the date of termination.

            c)    Disability.    During any period that the Executive fails to perform her duties and responsibilities hereunder as a result of incapacity due to physical or mental illness, the Executive will continue to receive her Base Salary until the Executive's employment is terminated pursuant to Section 5(c) and thereafter the Executive will receive any disability insurance benefits to which the Executive is entitled.

            d)    Death.    If this Agreement terminates due to the death of the Executive, then any interests that the Executive may have under the provisions of this Agreement will be payable to the Executive's estate inclusive of Base Salary provided for in this Agreement as if the Executive terminated her employment without Cause.

        7.    Board Approval.    No part of this Agreement will be effective or binding upon the parties unless and until approved or ratified by the Compensation Committee of the Board.

        8.    Successors.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        9.    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in Denver, Colorado, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party will select an arbitrator and inform the other party in writing of such arbitrator's name and address within 5 days after the end of such 10-day period and the two arbitrators so selected will select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party will be the sole arbitrator of the dispute. Each party will pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators will be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages will not be awarded.

        10.    Absence of Conflict.    The Executive represents and warrants that her employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

        11.    Assignment.    This Agreement and all rights under this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement will, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder.

        12.    Integration.    This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

        13.    Waiver.    Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party will not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

        14.    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        15.    Headings.    The headings of the paragraphs contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement.

        16.    Applicable Law.    This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Colorado.

        17.    Counterparts.    This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which will be deemed to be an original, and all of which together will constitute a single agreement.

[signature page follows]

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

COMPANY:	ASCENT SOLAR TECHNOLOGIES, INC.
	By:	/s/ MATTHEW FOSTER
Print Name:	Matthew Foster
	Title:	President
EXECUTIVE:
/s/ JANET CASTEEL Janet Casteel

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EXECUTIVE EMPLOYMENT AGREEMENT